Exhibit 10.6

Second Amended and Restated Equity Interest Pledge Agreement

This Second Amended and Restated Equity Interest Pledge Agreement (“Agreement”) is made on [Date] in [Name of City], China by and among the following Parties:

1.

Shensi Network Technology (Beijing) Co., Ltd. (“Pledge”), a wholly foreign-owned enterprise established and validly existing under the laws of China, with the registered address: 2104-A073, No. 9 West North Fourth Ring Road, Haidian District, Beijing.

2.	[Name of VIE Shareholder], ID Number: [ID Card Number] (“Pledgor”); and

3.

Shenzhen Futu Network Technology Co., Ltd. (“Domestic Company”), registered at: 9th Floor, Unit 3, Building C, Kexing Science Park, No. 15 Keyuan Road, Middle District of Science and Technology Park, Nanshan District, Shenzhen.

Whereas,

(1)	Pledgor holds % of the Domestic Company’s equity interest, which is currently free of pledge or any other burden of rights.

(2)

The Pledgee is a wholly foreign-owned enterprise registered in China. The Pledgee, the Domestic Company, the Pledgor and related parties signed a series of agreements (collectively referred to as “Restructuring Agreements”) listed in Annex I to this Agreement on the same day as the date of signing this Agreement.

(3)	As a guarantee that the Pledgor performs all contractual obligations (as defined below), the Pledgor provides a pledge guarantee to the Pledgee with all the equity owned in the Domestic Company.

(4)	The parties intend to sign this Agreement to replace the Amended and Restated Equity Interest Pledge Agreement signed by the parties on May 27, 2015.

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.	Definition

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1

“Contractual Obligations” shall mean all obligations, statements, warranties and undertakings of the Pledgor and/or the Domestic Company under the Second Amended and Restated Exclusive Option Agreement, the Second Amended and Restated Shareholders’ Voting Rights Proxy Agreement and the Proxy Letter attached, the Second Amended and Restated Business Operation Agreement and this Agreement.

1.2

“Secured Indebtedness” shall mean all direct, indirect and consequential losses and loss of foreseeable profits suffered by the Pledgee due to any Event of Default of the Pledgor and/or the Domestic Company, and all expenses borne by the Pledgee in connection with enforcement of the Pledgor’s and/or the Domestic Company’s Contractual Obligations and the Pledge.

1.3	“Pledge” shall refer to the term set forth in Article 2.1 of this Agreement.

1.4	“Equity Interest” shall refer to all the equity legally held by the Pledgor in the Domestic Company that may be pledged.

1.5	“Term of Pledge” shall refer to the term set forth in Article 3.1 of this Agreement.

1.6	“Event of Default” shall refer to any of the circumstances set forth in Article 7.1 of this Agreement.

1.7	“Notice of Default” shall refer to the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

2.	The Pledge

2.1

As collateral security for the full and complete performance of the Contractual Obligation by the Pledgor and the Domestic Company, the Pledgor hereby pledges to Pledgee the Equity Interest defined in this Agreement, and the Pledgor is entitled to the right and interest of pledge guarantee (“Pledge Right”) and priority of compensation.

3.	Term of Pledge

3.1

The Pledge shall become effective on such date when the pledge of the Equity Interest contemplated herein is registered with the relevant administration for industry and commerce (the “AIC”). The Pledge shall remain effective until all Secured Indebtedness has been fully paid. The Pledgor shall submit filings for registering such Pledge in the AIC agency where the Domestic Company is located within thirty (30) days following the execution of this Agreement in accordance with relevant laws and regulations of China.

3.2

During the Term of Pledge, if the Domestic Company or the Pledgor fails to fully perform its Contractual Obligations under all Restructuring Agreements, or the Event of Default under Article 7.1 of this Agreement occurs, the Pledgee has the right to dispose the Pledge according to this Agreement and the provisions of PRC laws and regulations.

4.	Custody of Records for Equity Interest subject to the Pledge

4.1

During the Term of Pledge set forth in this Agreement, the Pledgor shall sign or procure the Domestic Company to sign the capital contribution certificate, the shareholders’ register, and deliver to the Pledgee’s custody such documents officially signed and the certificate of the Pledge registration from AIC. The Pledgee shall have custody of such documents during the entire Term of Pledge set forth in this Agreement.

4.2	The Pledgee has the right to receive all cash and non-cash benefits such as all interests and dividends arising from the Equity Interest from the date this Agreement is signed.

4.3

During the Term of Pledge, if the Pledgor subscribes new registered capital of the Domestic Company or purchases the equity of the Domestic Company held by other parties, such newly acquired equity will automatically become the Equity Interest under this Agreement, and the Pledgor shall complete the procedures required for the Pledge of such newly acquired equity within twenty (20) business days after such subscription or purchase. If the Pledgor fails to complete the relevant procedures in accordance with the foregoing provisions, the Pledgee has the right to immediately enforce the Pledge in accordance with the provisions of this Agreement.

5.	Representations and Warranties of the Pledgor

5.1	Pledgor is the legal owner of the Pledge.

5.2	At any time, once the Pledgee exercises the rights of the Pledgee under this Pledge Agreement, there should be no intervention from any other parties.

5.3	The Pledgee has the right to dispose and transfer the Pledge in the manner prescribed by this Agreement.

5.4	Except the Pledgee, the Pledgor has not placed any other pledge right or any third party right on the equity.

6.	Covenants of the Pledgor

6.1	The Pledgor hereby covenants to the Pledgee, that during the term of this Agreement, the Pledgor shall:

6.1.1

without the prior written consent of the Pledgee, the equity shall not be transferred, and any pledge or other form of security that may affect the rights and interest of the Pledgee shall not be established or permitted to exist;

6.1.2

comply with the provisions of all laws and regulations applicable to the pledge of rights, and within five (5) days upon receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to the Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon the Pledgee’s reasonable request or upon consent of the Pledgee;

6.1.3

Promptly notify the Pledgee of any event or notice received by the Pledgor that may have an impact on the Pledgee’s rights to the Equity Interest or any portion thereof, as well as any event or notice received by the Pledgor that may have an impact on any guarantee and obligations of the Pledgor, or on the performance of the obligations of the Pledgor arising out of this Agreement.

6.2

The Pledgor agrees that the rights acquired by the Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by the Pledgor or any heirs or representatives of the Pledgor or any other persons through any legal proceedings.

6.3

To protect or perfect the security interest granted by this Agreement, the Pledgor hereby undertakes to execute in good faith and to procure other parties who have an interest in the Pledge to execute all certificates, deeds and/or undertakes to perform and to procure other parties who have an interest in the Pledge to perform actions required by the Pledgee, to facilitate the exercise by the Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents of amendment regarding certificate of the relevant equity with the Pledgee or designee(s) of the Pledgee (natural/legal persons). The Pledgor undertakes to provide the Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are deemed necessary by the Pledgee.

6.4

The Pledgor hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement for the benefit of the Pledgee. In the event of failure or partial performance of its guarantees, promises, agreements, representations and conditions, the Pledgor shall indemnify the Pledgee for all losses resulting therefrom.

6.5	The Pledgor hereby undertakes that he/she is jointly and severally liable with other shareholders to the Pledgee for all the obligations under this Agreement.

6.6

The Pledgor irrevocably agrees that he/she will waive the right of first refusal when the equity transfer arises from exercises of the Pledge by the Pledgee, regarding the Equity Interest that other shareholders of the Domestic Company has pledged to the Pledgee.

7.	Event of Default

7.1	The following circumstances shall be deemed an Event of Default:

7.1.1	The Pledgor or the Domestic Company fails to fully perform his/its Contractual Obligations under all Restructuring Agreements in accordance with the provisions of the Restructuring Agreements;

7.1.2

Any representation or warranty made by the Pledgor in Article 5 of this Agreement contains material misrepresentations or errors, and/or the Pledgor violates any of the representations and warranties in Article 5 of this Agreement;

7.1.3	The Pledgor violates the commitments set out in Article 6 of this Agreement;

7.1.4	The Pledgor breaches any provision of this Agreement;

7.1.5

Except as stipulated in Article 6.1.1 of this Agreement, the Pledgor abandons the Equity Interest, or transfers the Equity Interest or disposes it in other ways without the written consent of the Pledgee;

7.1.6

Any of the Pledgor’s own loans, guarantees, indemnifications, promises or other debt liabilities to any third party or parties (1) become subject to a demand of early repayment or performance due to default on the part of the Pledgor; or (2) become due but are not capable of being repaid or performed in a timely manner, which lead the Pledgee to believe that the Pledgor’s ablitiy to perform his/her obligations under this Agreement has been affected;

7.1.7	the Pledgor cannot repay the general debt or other debts;

7.1.8	The promulgation of applicable laws renders this Agreement illegal or renders it impossible for the Pledgor to continue to perform his/her obligations under this Agreement;

7.1.9	Any approval, license, permit or authorization issued by government agencies that renders this Agreement enforceable, legal and effective is withdrawn, suspended, invalidated or substantively changed;

7.1.10	Adverse changes in properties owned by the Pledgor, which lead the Pledgee to believe that that the Pledgor’s ability to perform its obligations under this Agreement has been affected;

7.1.11	The successor or custodian of the Domestic Company may only perform part or refuse to perform the payment obligations under the Exclusive Technology Consulting and Services Agreement;

7.1.12	Any other circumstances occur where the Pledgee may become unable to exercise its right with respect to the Pledge according to the laws and regulations.

7.2

Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Article 7.1, the Pledgor shall immediately notify the Pledgee in writing accordingly.

7.3

Unless an Event of Default set forth in this Article 7.1 has been successfully resolved to the Pledgee’s satisfaction, the Pledgee may issue a Notice of Default to the Pledgor in writing at any time after the occurrence of the Event of Default and demand that the Pledgor immediately pays all outstanding payments due under the Restructuring Agreements, or perform all or part of the provision under the Restructuring Agreements. If the Pledgor fails to rectify its default or take necessary remedies in a timely manner within ten (10) days upon issuance of such written notice, the Pledgee has the right to dispose of the Pledge in accordance with this Agreement and the relevant PRC laws and regulations.

8.	Exercise of the Pledge

8.1	Prior to the fully performance of the Restructuring Agreements, without the Pledgee’s written consent, the Pledgor shall not abandon, transfer or dispose of the Equity Interest in other ways.

8.2	The Pledgee shall issue a written Notice of Default to the Pledgor when exercising the Pledge.

8.3	Subject to the provisions of Article 7.3, the Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default.

8.4

The Pledgee may be repaid in priority out of the proceeds from the conversion, auction or sale of the Equity Interest pledged hereunder in accordance with legal proceedings until satisfying all Secured Indebtedness.

8.5	When the Pledgee disposes the pledge according to this Agreement, the Pledgor shall not set obstacles and shall provide necessary assistance to enable the Pledgee to enforce its pledge.

8.6

The proceeds obtained by the Pledgee exercising the Pledge shall be dealt with in the following order: First, pay all the costs arising from the disposition of the Equity Interest and the exercise of the rights and powers by the Pledgee (including remuneration of lawyers and agents); Second, pay the taxes and fees payable for the disposal of the Equity Interest; Third, repay the Secured Indebtedness to the Pledgee. If there is any balance after deducting the above amount, the Pledgee shall return such balance to the Pledgor or to other persons who have such right in accordance with relevant laws and regulations or deposit such balance to the notary office where the Pledgee is located (any fee resulting therefrom shall be borne by the Pledgor). The Pledgor shall pay the rest, after the conversion, auctioned or sale of Equity Interest, provided that such proceeds is insufficient for satisfying the Secured Indebtedness.

9.	Default Liabilities and Indemnity

9.1

Default Liabilities. The Parties agree and confirm that if any Party hereto (“Breaching Party”) materially breaches any provision hereof, or materially fails to perform or delays in performing any obligation hereunder, it shall constitute a default hereunder (“Default”), and any of other non-breaching Parties (“Non-breaching Parties”) may request the Breaching Party to make rectification or take remedy within a reasonable time limit. Should the Breaching Party still fail to make rectification or take remedy within such reasonable time limit or thirty (30) days after the other Party notifies the Breaching Party in writing and requests for rectification, the Non-breaching Parties may request the Breaching Party to pay damages.

9.2

Indemnity. The Pledgor shall fully indemnify the Pledgee against any loss, damage, liability and/or cost resulting from any action, claim or other demand made against the Pledgee due to or arising out of the performance of this Agreement, and hold the Pledgee harmless from any loss and damage caused to the Pledgee by any act of the Pledgor or any claim made by any third party due to the act of the Pledgor.

10.	Assignment

10.1	Without the Pledgee’s prior written consent, the Pledgor shall not give free of charge or assign his/her rights and obligations under this Agreement.

10.2	This Agreement shall be binding on the Pledgor and his/her successors, and shall be valid with respect to the Pledgee and each of its successors and assignees.

10.3

The Pledgee may at any time assign all or any of its rights and obligations under the Restructuring Agreements to its designee(s) (natural/legal persons), in which case the assignees shall have the rights and obligations of the Pledgor under this Agreement, as if it were the original party to this Agreement. When the Pledgee assigns the rights and obligations under the Restructuring Agreements, upon the Pledgee’s request, the Pledgor shall sign relevant agreements or other documents relating to such assignment.

10.4	In the event of a change in the Pledgee due to an assignment, the new parties in relation to such Pledge should re-sign the pledge agreement.

11.	Termination

Upon the full performance of the Contractual Obligations or full clearance of the Secured Indebtedness, this Agreement shall be terminated (whichever is later).

12.	Handling Fees and Other Expenses

12.1

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by the Pledgor. If applicable laws requires that the Pledgee should bear some related taxes and fees, the Pledgor shall fully indemnify the Pledgee such taxes and fees.

12.2

In the event that the Pledgor fails to pay any tax or fee payable in accordance with the provisions of this Agreement, or the Pledgee adopts any approach or means of recourse for other cause, the Pledgor shall bear all the expenses in respect thereto (including but not limited to various taxes and fees, commission charges, management fees, legal costs, attorney fees, various insurance fees, etc.)

13.	Governing Law and Resolution of Disputes

13.1	Applicable Laws. The formation, validity, interpretation, performance of, and the resolution of dispute arising out of, this Agreement shall be governed by the PRC laws.

13.2

Dispute Resolution. When a dispute arises between the Parties regarding the interpretation and performance of the terms and conditions of this Agreement, the Parties shall first resolve the dispute through friendly negotiation. If the Parties fail to settle the dispute within thirty (30) days after the receipt of the written notice of the other Party’s request, either Party may submit such dispute to China International Economic and Trade Arbitration Commission to be administered in Beijing in accordance with its arbitration rules then in force. The arbitral award shall be final and legally binding upon the Parties.

14.	Change in Law

Upon effectiveness of this Agreement, if any central or local legislative or administrative authority in the PRC amends any central or local PRC law, regulation, ordinance or other normative document, including amending, supplementing, repealing, interpreting or publishing implementing methods or rules for any existing law, regulation, ordinance or other normative document (collectively referred to as the “Amendment”), or issuing any new law, regulation, ordinance or other normative document (collectively referred to as “New Regulation”), the following provisions shall apply:

14.1

If the Amendment or New Regulation is more favorable to any Party than any applicable law, regulation, ordinance or other normative document then in force on the effective date of this Agreement (and the other Party will not thus be imposed any material adverse effect), then the Parties shall timely apply to relevant authority (if necessary) for obtaining the benefits of such Amendment or New Regulation. The Parties shall make every effort to procure the approval of such application.

14.2

If, due to the Amendment or New Regulation, there is any direct or indirect material adverse effect on the economic interests of the Pledgee hereunder, and the Parties cannot solve such adverse effect imposed on the economic interests of the Pledgee in accordance with the provisions of this Agreement, then after the Pledgee notifies the other Parties, the Parties shall timely negotiate to make all requisite amendment to this Agreement to maximally protect the economic interests of the Pledgee hereunder.

15.	Force Majeure

15.1

“Force Majeure Event” refers to any event that is beyond the reasonable control of a Party and cannot be prevented with reasonable care of the affected Party, including but not limited to natural disasters, war and riot, provided that, any shortage of credit, capital or finance shall not be regarded as an event beyond the reasonable control of a Party. In the event that the occurrence of a Force Majeure Event delays or prevents the performance of this Agreement, the affected Party shall not be liable for any obligations hereunder only for such delayed or prevented performance. The affected Party who seeks to be exempt from the performance obligation under this Agreement or any provision hereof shall inform the other Party, without delay, of the exemption of obligation and the approaches that shall be taken to complete performance.

15.2

The Party affected by Force Majeure Event shall not assume any liability hereunder, provided that only when the affected Party has made all reasonable efforts to perform this Agreement so that such Party who seeks exemption of obligation may be exempted from performing such obligation and only to the extent of the delayed or impeded performance. Once the cause for such exemption of liability is rectified and remedied, each Party agrees to use its best efforts to resume the performance of this Agreement.

16.	Miscellaneous

16.1

Further Assurance. The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purpose of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purpose of this Agreement.

16.2

Entire Agreement. Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

16.3	Headings. The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

16.4

Severability. If any provision of this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable only to the extent where the relevant laws apply, and will not affect the legal validity of other provisions of this Agreement.

16.5

Waiver. Any Party may waive the terms and conditions of this Agreement, provided that such waiver shall only become effective if made in writing and agreed and signed by the Parties. No waiver by a Party of the breach by the other Parties in a specific case shall operate as a waiver by such Party of any similar breach by the other Parties in other cases.

16.6

Amendment and Supplement of Agreement. The Parties shall amend and supplement this Agreement by a written instrument. Any amendment and supplement will become an integral part of this Agreement after proper execution by the Parties and have same legal effect as this Agreement.

16.7	Counterpart. This Agreement shall be written in Chinese and executed in quadruplicate, with each Party hereto holding one copy, and one for the registration of AIC.

16.8	Annexes. The annexes listed in this Agreement are an integral part and are not severable.

From the date of this Agreement be in effective, the Amended and Restated Equity Interest Pledge Agreement signed by the parties on May 27, 2015 is automatically terminated.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the following Parties have signed this Agreement as of the date first above written.

Shensi Network Technology (Beijing) Co., Ltd.
(Seal: /s/ Shensi Network Technology (Beijing) Co., Ltd.)

By:	/s/ Li Hua

Name: LI Hua
Title: Legal Representative

[Name of VIE Shareholder]

By:	/s/ [Name of VIE Shareholder]

Shenzhen Futu Network Technology Co., Ltd.
(Seal: /s/ Shenzhen Futu Network Technology Co., Ltd.)

By:	/s/ Li Hua

Name: LI Hua
Title: Legal Representative

Signature Page to the Amended and Restated Equity Interest Pledge Agreement

The Investment Certificate of Shenzhen Futu Network Technology Co., Ltd.

It is hereby certified that [Name of VIE Shareholder] (ID number: [ID Card Number]) has paid a total of RMB                (with the subscription capital contribution of RMB    ) and owns    % of the equity of Shenzhen Futu Network Technology Co., Ltd., all of which have been pledged to Shensi Network Technology (Beijing) Co., Ltd.

Shenzhen Futu Network Technology Co., Ltd.
(Seal: /s/ Shenzhen Futu Network Technology Co., Ltd.)

By:	/s/ Li Hua

Name: LI Hua
Title: Legal Representative

Annex 1

Restructuring Agreements

1.

The Second Amended and Restated Exclusive Technology Consulting and Services Agreement entered into by and between Shensi Network Technology (Beijing) Co., Ltd. and Shenzhen Futu Network Technology Co., Ltd. on September 28, 2018;

2.

The Second Amended and Restated Exclusive Option Agreement entered into by and between Shensi Network Technology (Beijing) Co., Ltd., Shenzhen Futu Network Technology Co., Ltd., Li Hua and Li Lei on September 28, 2018;

3.

The Second Amended and Restated Shareholders’ Voting Rights Proxy Agreement entered into by and between Shensi Network Technology (Beijing) Co., Ltd., Shenzhen Futu Network Technology Co., Ltd., Li Hua and Li Lei on September 28, 2018;

4.

The Second Amended and Restated Equity Interest Pledge Agreement entered into by and between Shensi Network Technology (Beijing) Co., Ltd., Shenzhen Futu Network Technology Co., Ltd. and [Name of VIE Shareholder] on [Date];

5.

The Second Amended and Restated Business Operation Agreement entered into by and between Shensi Network Technology (Beijing) Co., Ltd., Shenzhen Futu Network Technology Co., Ltd., Li Hua and Li Lei on September 28, 2018.

Schedule of Material Differences

One or more persons signed the second amended and restated equity interest pledge agreement using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE Shareholder	Date

1.	LI Hua	September 28, 2018

2.	LI Lei	September 28, 2018